Exhibit 34.1

Report of Independent Registered Public Accounting Firm

Harley-Davidson Credit Corporation

We have examined management’s assertion, included in the accompanying Report on Assessment of Compliance with SEC Regulation AB Servicing Criteria, that Harley-Davidson Credit Corporation (the Company), a wholly-owned subsidiary of Harley-Davidson Financial Services, Inc., complied with the servicing criteria set forth in Item 1122 (d) of the Securities and Exchange Commission’s Regulation AB for the asset-backed securities transactions for which the Company acted as servicer, involving motorcycle loans, issued on or after January 1, 2006 (the Platform) as of and for the year ended December 31, 2008, and except for servicing criteria 1122 (d)(1)(iii), 1122 (d)(1)(iv), 1122 (d)(2)(iv), 1122 (d)(2)(v), 1122 (d)(2)(vi), 1122 (d)(3)(iii), 1122 (d)(4)(ix), 1122 (d)(4)(x), 1122 (d)(4)(xi), 1122 (d)(4)(xii), and 1122 (d)(4)(xiii), which the Company has determined are not applicable to the activities performed by  them with respect to the servicing  platform covered by this report. See Appendix A for the asset backed transactions covered by this platform.  Management is responsible for the Company’s compliance with those servicing criteria. Our responsibility is to express an opinion on management’s assertion about the Company’s compliance with the servicing criteria based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants, as adopted by the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances.  Our examination included testing of less than all of the individual asset backed transactions and securities that comprise the platform, testing of less than all of the servicing activities related to the Platform and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the servicing criteria.  Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.

In our opinion, management’s assertion that the Company complied with the aforementioned servicing criteria as of and for the year ended December 31, 2008 for the Platform is fairly stated, in all material respects.

(Signed) Ernst & Young, LLP

Chicago, Illinois

March 24, 2009

APPENDIX A

Asset-backed securities transactions for which Harley-Davidson Credit Corporation acted as servicer, involving motorcycle loans, issued on or after January 1, 2006, collectively comprising the Platform:

Harley-Davidson Motorcycle Trust 2006-1

Harley-Davidson Motorcycle Trust 2006-2

Harley-Davidson Motorcycle Trust 2006-3

Harley-Davidson Motorcycle Trust 2007-1

Harley-Davidson Motorcycle Trust 2007-2

Harley-Davidson Motorcycle Trust 2007-3

Harley-Davidson Motorcycle Trust 2008-1